Exhibit 99.1

Contact:   Michael R. Sand,
                  President & CEO
                  Dean J. Brydon, CFO
                  (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp EPS Increases 12% for Fiscal 2013
Declares $0.03 per Share Cash Dividend; Non-Performing Assets Decrease; Net Interest Margin Remains Strong

HOQUIAM, WA – November 6, 2013 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $894,000 for the current quarter, bringing net income for the fiscal year ended September 30, 2013 to $4.76 million.  Net income to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion was $696,000, or $0.10 per diluted common share for the fourth fiscal quarter of 2013.  Net income to common shareholders increased 14% to $4.02 million, or $0.58 per diluted common share, for the 2013 fiscal year compared to $3.52 million, or $0.52 per diluted common share for the 2012 fiscal year.

For the prior quarter, ended June 30, 2013, Timberland reported net income to common shareholders of $678,000, or $0.10 per diluted common share, and for the quarter ended September 30, 2012 reported net income to common shareholders of $883,000, or $0.13 per diluted common share.

Timberland’s Board of Directors also declared a quarterly cash dividend of $0.03 per common share payable on November 29, 2013 to shareholders of record on November 18, 2013.

“Our Western Washington franchise continues to generate solid core earnings from operations,” stated Michael R. Sand, President and CEO.  “Total fiscal 2013 revenues were nearly identical to 2012 revenues, earnings per diluted common share increased 12% and net interest margin held steady in spite of a challenging interest rate environment.  Although residential refinance activity has declined as compared to prior periods we have continued to observe strong loan demand in our markets and have continued to grow our loan portfolio with shorter duration assets in consideration of the interest rate risk currently existing in our industry.  During the quarter ended September 30, 2013 we absorbed a larger than typical expense for other real estate owned (“OREO”) as we ordered and received updated valuations on a number of the properties owned and re-priced them to facilitate their sale in subsequent periods.  During the quarter, OREO decreased by 23% and year-over-year non-performing assets declined by 27%.  During the current quarter we will be evaluating the opportunity to purchase the preferred shares that remain outstanding from Timberland’s preferred share issuance in December 2008.”

Fiscal 2013 Highlights (at or for the period ended September 30, 2013, compared to September 30, 2012, or June 30, 2013):
•	Earnings per diluted common share for fiscal 2013 increased 12% to $0.58 from $0.52 for fiscal 2012;
•	Net income to common shareholders for fiscal 2013 increased 14% to $4.02 million from $3.52 million for fiscal 2012;
•	Non-performing assets decreased 6% during the quarter and 27% year-over-year;
•	Total delinquent (including non-accrual) loans decreased 40% year-over-year;
•	Net interest margin remained strong at 3.82% for both the current quarter and the fiscal year; an increase from 3.81% for fiscal 2012;
•	Average total loans for fiscal 2013 increased to $556.8 million from $544.5 million for the prior year;
•	OREO decreased $3.6 million, or 23% compared to June 30, 2013;
•	Capital levels remain very strong: Total Risk Based Capital Ratio of 16.56%; Tier 1 Leverage Capital Ratio of 11.47%; Tangible Capital to Tangible Assets Ratio of 11.34%; and
•	Book value per common share increased to $11.04, and tangible book value per common share increased to $10.22 at year end.

Timberland Q4 Earnings
November 6, 2013

Capital Ratios and Asset Quality

The Company remains very well capitalized with a total risk-based capital ratio of 16.56%, a Tier 1 leverage capital ratio of 11.47% and a tangible capital to tangible assets ratio of 11.34% at September 30, 2013.

Timberland provisioned $165,000 to its loan loss allowance during the quarter ended September 30, 2013 compared to $1.39 million in the preceding quarter and $900,000 in the comparable quarter one year ago.  Net charge-offs for the fourth fiscal quarter of 2013 were $155,000 compared to $1.57 million for the preceding quarter and $679,000 for the comparable quarter one year ago.  For fiscal 2013, the provision for loan losses was $2.93 million compared to $3.50 million one year ago.  Timberland’s allowance for loan losses to total loans was 1.99% at September 30, 2013 compared to 2.00% at June 30, 2013 and 2.15% at September 30, 2012.

Total delinquent loans (including non-accrual loans) decreased $12.3 million, or 40% , to $18.1 million at September 30, 2013 from $30.4 million one year ago and increased $4.5 million from $13.6 million at June 30, 2013.

Non-accrual loans decreased $7.7 million, or 36%, to $13.6 million at September 30, 2013 from $21.3 million at September 30, 2012 and increased $1.8 million from $11.8 million reported at June 30, 2013.  Non-accrual loans at September 30, 2013 were comprised of 59 loans and 48 credit relationships.  By dollar amount per category: 54% are secured by residential properties; 25% are secured by commercial properties; 20% are secured by land and land development properties; and 1% are secured by residential construction projects.

OREO and other repossessed assets decreased $3.6 million, or 24%, to $11.7 million at September 30, 2013 from $15.3 million at June 30, 2013 and decreased $1.6 million, or 12%, from $13.3 million at September 30, 2012.  At September 30, 2013 the OREO portfolio consisted of 47 individual properties.  The properties consisted of land parcels totaling $4.6 million, commercial real estate properties totaling $3.2 million, multi-family properties totaling $2.1 million and single family homes totaling $1.8 million.  During the quarter ended September 30, 2013, OREO properties totaling $2.9 million were sold for a net gain of $3,000.  The OREO portfolio was written down by $1.3 million during the quarter due to updated valuations received which should facilitate the disposition of the affected properties in subsequent quarters.

The non-performing assets to total assets ratio decreased to 3.75% at September 30, 2013 from 4.04% three months earlier and from 5.19% one year ago

Balance Sheet Management

Total assets increased by $12.9 million, or 2%, to $745.6 million at September 30, 2013 from $732.8 million at June 30, 2013.  The increase in total assets was primarily due to a $12.0 million increase in cash and cash equivalents, a $3.3 million increase in CDs held for investment and a $2.8 million increase in net loans receivable.  These increases were partially offset by a $3.6 million decrease in OREO and other repossessed assets.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 19.6% of total liabilities at September 30, 2013 compared to 17.7% at June 30, 2013 and 19.3% one year ago.

Net loans receivable increased $2.8 million to $548.1 million at September 30, 2013 from $545.3 million at June 30, 2013.  The increase was primarily due to increases of $6.2 million in construction and land development loan balances, $2.3 million in multi-family loan balances, $1.1 million in commercial real estate loan balances and $1.0 million in consumer loan balances.  These increases to net loans receivable were partially offset by a $2.1 million decrease in commercial business loan balances, a $529,000 decrease in land loan balances, a $486,000 decrease in one-to four-family loan balances and a $4.7 million increase in the undisbursed portion of construction loans in process.

Timberland continued to reduce its exposure to land development and land loans during the year.  At September 30, 2013, land development loan balances decreased to $515,000, a 13% decrease year-over-year.  The Bank’s land loan portfolio decreased to $31.1 million at September 30, 2013, a 21% decrease year-over-year.  The well diversified land loan portfolio consists of loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $115,000 at September 30, 2013.

Timberland Q4 Earnings
November 6, 2013

LOAN PORTFOLIO
	September 30, 2013		June 30, 2013		September 30, 2012
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$104,298	18%	$104,784	18%	$106,979	19%
Multi-family	51,108	9	48,781	8	47,521	8
Commercial	291,297	50	290,240	51	256,254	45
Construction and land
development	45,136	8	38,916	7	56,406	10
Land	31,144	5	31,673	6	39,655	7
Total mortgage loans	522,983	90	514,394	90	506,815	89

Consumer Loans:
Home equity and second
mortgage	33,014	6	31,936	6	32,814	6
Other	5,981	1	6,013	1	6,183	1
Total consumer loans	38,995	7	37,949	7	38,997	7

Commercial business loans	17,499	3	19,557	3	22,588	4
Total loans	579,477	100%	571,900	100%	568,400	100%
Less:
Undisbursed portion of
construction loans in
process	(18,527)		(13,816)		(16,325)
Deferred loan origination
fees	(1,710)		(1,670)		(1,770)
Allowance for loan losses	(11,136)		(11,126)		(11,825)
Total loans receivable, net	$548,104		$545,288		$538,480

CONSTRUCTION AND LAND DEVELOPMENT LOAN COMPOSITION
	September 30, 2013		June 30, 2013		September 30, 2012
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$40,811	7%	$33,502	6%	$33,345	6%
Speculative one- to four-
family	1,428	--	1,020	--	1,880	--
Commercial real estate	2,239	1	3,589	1	20,247	4
Multi-family (including
condominium)	143	--	289	--	345	--
Land development	515	--	516	--	589	--
Total construction loans	$45,136	8%	$38,916	7%	$56,406	10%

Timberland Q4 Earnings
November 6, 2013

Timberland originated $53.2 million in loans during the quarter ended September 30, 2013 compared to $54.7 million for the preceding quarter and $69.0 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one-to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended September 30, 2013, $14.6 million fixed-rate one-to four-family mortgage loans were sold compared to $21.5 million for the preceding quarter and $28.5 million for the comparable quarter ended one year ago.

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased $424,000 to $6.8 million at September 30, 2013 from $7.3 million at June 30, 2013, primarily due to prepayments and scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2013		June 30, 2013		September 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$87,657	14%	$83,043	14%	$75,296	13%
N.O.W. checking	156,100	26	152,675	26	150,139	25
Savings	91,349	15	93,161	16	87,493	15
Money market	99,006	16	85,703	14	79,549	13
Certificates of deposit under $100	109,001	18	114,113	19	127,909	21
Certificates of deposit $100 and over	63,958	11	66,179	11	77,540	13
Certificates of deposit – brokered	1,191	--	1,190	--	--	--
Total deposits	$608,262	100%	$596,064	100%	$597,926	100%

Total deposits increased $12.2 million, or 2%, to $608.3 million at September 30, 2013, from $596.1 million at June 30, 2013 primarily as a result of increases of $13.3 million in money market account balances, $4.6 million in non-interest bearing account balances and a $3.4 million in N.O.W. checking account balances.  These increases were partially offset by decreases of $7.3 million in certificates of deposit account balances and $1.8 million in savings account balances.

Total shareholders’ equity increased $454,000 to $89.7 million at September 30, 2013, from $89.2 million at June 30, 2013.  Tangible book value per common share increased to $10.22 at September 30, 2013 from $10.16 at June 30, 2013.

Operating Results

Fiscal fourth quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), was $8.87 million, which was level with the $8.87 million for the preceding quarter and a 3% decrease from $9.12 million for the comparable quarter one year ago.   For fiscal 2013, operating revenue was $35.63 million, which was nearly identical with the $35.64 million in operating revenue for fiscal 2012.

Net interest income decreased slightly to $6.47 million for the quarter ended September 30, 2013 from $6.50 million for the preceding quarter and increased slightly from $6.46 million for the comparable quarter one year ago.  The net interest margin for the current quarter decreased to 3.82 % from 3.88% for the preceding quarter and from 3.83% for the comparable quarter one year ago.  For fiscal 2013, net interest income increased 1% to $25.80 million from $25.66 million for fiscal 2012. Timberland’s net interest margin for the year ended September 30, 2013 increased to 3.82% from 3.81% for the year ended September 30, 2012.

Non-interest income increased 1% to $2.40 million for the quarter ended September 30, 2013 from $2.37 million in the preceding quarter and decreased 4% from $2.50 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to an increase in service charges on deposits and an increase in ATM and debit card interchange transaction fees, which were partially offset by a decrease in gain on sale of loans.  For fiscal 2013, non-interest income increased $481,000, or 5%, to $10.26 million from $9.78 million for fiscal 2012, primarily due to an increased valuation recovery on MSRs and a decrease in the level of OTTI and realized losses on MBS and other investments.   These increases to non-interest income were partially offset by a decrease in service charges on deposits.

Total operating (non-interest) expenses increased $830,000, or 13%, to $7.07 million for the fourth fiscal quarter from $6.24 million for the preceding quarter and 6% from $6.68 million for the comparable quarter one year ago.  The increased expenses

Timberland Q4 Earnings
November 6, 2013

for the current quarter compared to the preceding quarter were primarily the result of a $1.12 million increase in OREO and other repossessed assets expense, which was partially offset by a $425,000 gain on the disposition of premises and equipment, which reduced non-interest expenses for the quarter.  The increase in OREO expenses was primarily due to $1.32 million in fair value write-downs on properties that received updated appraisals with lower valuations.  The $425,000 gain on the disposition of premises was a result of the sale of a land parcel adjacent to one of the Bank’s branches.  For fiscal 2013, operating expenses increased $296,000, or 1%, to $25.86 million from $25.57 million for fiscal 2012, primarily due to increases in OREO related expenses and salaries and employee benefits expenses, which were partially offset by a decrease in loan administration and foreclosure expenses and an increase in the gain on sale of premises and equipment.

The provision for income taxes increased $366,000 to $739,000 for the quarter ended September 30, 2013 from $373,000 for the preceding quarter and increased $509,000 from $230,000 for the comparable quarter one year ago.  The increased provision in the current quarter was primarily due to increased income before income taxes and a $236,000 deferred tax valuation allowance adjustment related to the expiration of a capital loss carryforward.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Q4 Earnings
November 6, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2013	2013	2012
Interest and dividend income
Loans receivable	$7,360	$7,422	$7,577
MBS and other investments	66	69	81
Dividends from mutual funds and FHLB stock	7	5	6
Interest bearing deposits in banks	89	79	86
Total interest and dividend income	7,522	7,575	7,750

Interest expense
Deposits	582	609	822
FHLB advances	471	467	472
Total interest expense	1,053	1,076	1,294
Net interest income	6,469	6,499	6,456

Provision for loan losses	165	1,385	900
Net interest income after provision for loan losses	6,304	5,114	5,556

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(8)	(3)	(25)
Service charges on deposits	1,006	882	980
Gain on sale of loans, net	453	579	749
Bank owned life insurance (“BOLI”) net earnings	146	144	150
Valuation allowance on MSRs	--	--	(134)
ATM and debit card interchange transaction fees	580	526	551
Other	219	244	232
Total non-interest income, net	2,396	2,372	2,503

Non-interest expense
Salaries and employee benefits	3,229	3,176	3,061
Premises and equipment	674	739	696
Gain on disposition of premises and equipment, net	(425)	--	--
Advertising	209	184	173
OREO and other repossessed assets expense, net	1,480	313	684
ATM	221	219	196
Postage and courier	102	107	120
Amortization of core deposit intangible (“CDI”)	33	33	37
State and local taxes	110	170	148
Professional fees	220	202	195
FDIC insurance	158	157	239
Other insurance	41	39	51
Loan administration and foreclosure	152	91	201
Data processing and telecommunications	321	319	346
Deposit operations	157	157	183
Other	385	331	347
Total non-interest expense	7,067	6,237	6,677

(Statement continued on following page)

Timberland Q4 Earnings
November 6, 2013

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2013	2013	2012
Income before income taxes	$1,633	$1,249	$1,382
Provision for income taxes	739	373	230
Net income	894	876	1,152

Preferred stock dividends	(151)	(151)	(208)
Preferred stock discount accretion	(47)	(47)	(61)
Net income to common shareholders	$696	$678	$883

Net income per common share:
Basic	$0.10	$0.10	$0.13
Diluted	0.10	0.10	0.13

Weighted average common shares outstanding:
Basic	6,821,320	6,818,752	6,780,899
Diluted	6,935,197	6,902,497	6,780,899

Timberland Q4 Earnings
November 6, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2013	2012
Interest and dividend income
Loans receivable	$29,591	$30,831
MBS and other investments	281	404
Dividends from mutual funds and FHLB stock	29	32
Interest bearing deposits in banks	336	338
Total interest and dividend income	30,237	31,605

Interest expense
Deposits	2,568	3,951
FHLB advances and other borrowings	1,871	1,996
Total interest expense	4,439	5,947
Net interest income	25,798	25,658

Provision for loan losses	2,925	3,500
Net interest income after provision for loan losses	22,873	22,158

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(47)	(214)
Gain on sale of MBS and other investments	--	22
Service charges on deposits	3,663	3,795
Gain on sale of loans, net	2,507	2,472
BOLI net earnings	577	607
Valuation recovery on MSRs	475	10
ATM and debit card interchange transaction fees	2,142	2,172
Other	945	917
Total non-interest income, net	10,262	9,781

Non-interest expense
Salaries and employee benefits	12,605	12,050
Premises and equipment	2,835	2,676
Gain on disposition of premises and equipment, net	(431)	--
Advertising	742	726
OREO and other repossessed assets expense, net	2,587	1,982
ATM	857	794
Postage and courier	443	501
Amortization of CDI	130	148
State and local taxes	576	608
Professional fees	856	822
FDIC insurance	685	942
Other insurance	174	212
Loan administration and foreclosure	430	816
Data processing and telecommunications	1,232	1,265
Deposit operations	607	776
Other	1,536	1,250
Total non-interest expense	25,864	25,568

(Statement continued on following page)

Timberland Q4 Earnings
November 6, 2013

	Year Ended
	Sept. 30,	Sept. 30,
	2013	2012
Income before income taxes	$7,271	$6,371
Provision for income taxes	2,514	1,781
Net income	4,757	4,590

Preferred stock dividends	(710)	(832)
Preferred stock discount accretion	(283)	(240)
Repurchase of preferred stock at a discount	255	--
Net income to common shareholders	$4,019	$3,518

Net income per common share:
Basic	$0.59	$0.52
Diluted	0.58	0.52

Weighted average common shares outstanding:
Basic	6,817,918	6,780,612
Diluted	6,886,995	6,780,612

Timberland Q4 Earnings
November 6, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2013	2013	2012
Assets
Cash and due from financial institutions	$12,879	$10,757	$11,008
Interest-bearing deposits in banks	81,617	71,788	85,660
Total cash and cash equivalents	94,496	82,545	96,668

Certificates of deposit (“CDs”) held for investment, at cost	30,042	26,749	23,490
MBS and other investments:
Held to maturity, at amortized cost	2,737	2,892	3,339
Available for sale, at estimated fair value	4,101	4,370	4,945
FHLB stock	5,452	5,502	5,655

Loans receivable	557,329	553,981	548,878
Loans held for sale	1,911	2,433	1,427
Less: Allowance for loan losses	(11,136)	(11,126)	(11,825)
Net loans receivable	548,104	545,288	538,480

Premises and equipment, net	17,764	18,043	17,886
OREO and other repossessed assets, net	11,720	15,314	13,302
BOLI	17,102	16,956	16,524
Accrued interest receivable	1,972	2,015	2,183
Goodwill	5,650	5,650	5,650
Core deposit intangible	119	151	249
Mortgage servicing rights, net	2,266	2,333	2,011
Prepaid FDIC insurance assessment	--	--	1,186
Other assets	4,123	4,967	5,386
Total assets	$745,648	$732,775	$736,954

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$87,657	$83,043	$75,296
Deposits: Interest-bearing	520,605	513,021	522,630
Total deposits	608,262	596,064	597,926

FHLB advances	45,000	45,000	45,000
Repurchase agreements	--	--	855
Other liabilities and accrued expenses	2,698	2,477	2,854
Total liabilities	655,960	643,541	646,635
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 12,065 shares, Series A, issued and outstanding – Sept. 30, 2013 and June 30, 2013; redeemable at $1,000 per share 16,641 shares, Series A, issued and outstanding – Sept. 30, 2012	11,936	11,889	16,229
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,570	10,551	10,484
Unearned shares- Employee Stock Ownership Plan	(1,454)	(1,521)	(1,719)
Retained earnings	68,998	68,665	65,788
Accumulated other comprehensive loss	(362)	(350)	(463)
Total shareholders’ equity	89,688	89,234	90,319
Total liabilities and shareholders’ equity	$745,648	$732,775	$736,954

Timberland Q4 Earnings
November 6, 2013

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2013	2013	2012

PERFORMANCE RATIOS:
Return on average assets (a)	0.48%	0.47%	0.62%
Return on average equity (a)	4.00%	3.94%	5.14%
Net interest margin (a)	3.82%	3.88%	3.83%
Efficiency ratio	79.72%	70.31%	74.53%

	Year Ended
	Sept. 30,	Sept. 30,
	2013	2012
PERFORMANCE RATIOS:
Return on average assets (a)	0.64%	0.62%
Return on average equity (a)	5.27%	5.21%
Net interest margin (a)	3.82%	3.81%
Efficiency ratio	71.72%	72.15%

	Sept. 30,	June 30,	Sept. 30,
	2013	2013	2012
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$13,610	$11,828	$21,331
Loans past due 90 days and still accruing	436	157	1,198
Non-performing investment securities	2,187	2,327	2,442
OREO and other repossessed assets	11,720	15,314	13,302
Total non-performing assets (b)	$27,953	$29,626	$38,273

Non-performing assets to total assets (b)	3.75%	4.04%	5.19%
Net charge-offs during quarter	$155	$1,572	$679
Allowance for loan losses to non-accrual loans	82%	94%	55%
Allowance for loan losses to loans receivable, net (c)	1.99%	2.00%	2.15%
Troubled debt restructured loans on accrual status (d)	$18,573	$18,958	$13,410

CAPITAL RATIOS:
Tier 1 leverage capital	11.47%	11.55%	11.66%
Tier 1 risk based capital	15.30%	15.16%	15.51%
Total risk based capital	16.56%	16.42%	16.77%
Tangible capital to tangible assets (e)	11.34%	11.48%	11.55%

BOOK VALUES:
Book value per common share	$11.04	$10.98	$10.52
Tangible book value per common share (e)	10.22	10.16	9.68

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $4,031, $2,491 and $10,093 reported as non-accrual loans at September 30, 2013, June 30, 2013 and September 30, 2012, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q4 Earnings
November 6, 2013

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2013	2013	2012

Average total loans	$559,187	$557,233	$547,028
Average total interest-bearing assets (a)	680,566	670,242	673,827
Average total assets	746,797	737,787	738,161
Average total interest-bearing deposits	515,229	516,559	523,461
Average FHLB advances and other borrowings	45,000	45,162	45,784
Average shareholders’ equity	89,487	88,935	89,695

	Year Ended
	Sept. 30,	Sept. 30,
	2013	2012

Average total loans	$556,815	$544,525
Average total interest-bearing assets (a)	675,026	674,224
Average total assets	740,829	735,151
Average total interest-bearing deposits	517,478	525,873
Average FHLB advances and other borrowings	45,352	48,302
Average shareholders’ equity	90,301	88,088

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(a)  Includes loans and MBS on non-accrual status